Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Molecular Templates, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-195084, No. 333-202043, No. 333-207745) and Registration Statements on Form S-8 (No. 333-210089, No. 333-202476, No. 333-196249, No. 333-187107, No. 333-180149, No. 333-173047, No. 333-167260, No. 333-164865, No. 333-156733, No. 333-126276, No. 333-134598, and No. 333-143130) of Molecular Templates, Inc. (f/k/a Threshold Pharmaceuticals, Inc.) of our report dated February 22, 2017, relating to the financial statements of Molecular Templates, Inc. which appears in this Form 8-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP

Austin, Texas

October 17, 2017